Bridgeway ETF Trust

Financial Code of Ethics for Principal Executive and Financial Officers

1. HONEST AND ETHICAL CONDUCT

The Principal Executive Officer, Principal Financial Officer, or other Trust officers performing similar functions (the "Principal Officers") of the Bridgeway ETF Trust (the "Trust") shall act with honesty and integrity, ethically handle actual or apparent conflicts of interest between personal and professional relationships, and shall promptly report violations of the Code to an appropriate person or persons identified in the Code, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner. A conflict of interest can arise when a person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Trust objectively and effectively.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting acts or allowing their independent judgment to be subordinated or compromised.

2. FINANCIAL RECORDS AND REPORTING

The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by the Trust, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use for their personal benefit (directly or indirectly) any confidential information acquired in the course of their duties as Principal Officers.

The Principal Officers shall share knowledge with relevant parties to keep them informed of the business affairs of the Trust, as appropriate, and maintain skills important and relevant to the Trust's needs; shall proactively promote ethical behavior of the Trust's employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Trust with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law, regulation or rule.

4. COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers shall promptly report any violations of this Code of Ethics, including violations of securities laws or other laws, rules and regulations applicable to the Trust, to the Trust's CCO. A violation of this code shall be grounds for such sanctions as shall be reasonably imposed by the Trust's Principal Executive Officer, subject to review by the full Board, in their sole discretion.

5. AFFIRMATION OF THE CODE

Upon adoption of the Code by the Board of Trustees of the Trust, the Principal Officers must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code.

6. AMENDMENT AND WAIVER

Any amendments to this Code must be approved or ratified by a majority vote of the Board. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics shall be communicated publicly in accordance with Item 2 of Form N-CSR under the 1940 Act.

A waiver of any provision of the Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. A "waiver" is defined as the approval by the Trust or a material departure from any provision of the Code. The Trust's CCO is responsible for granting waivers from the terms and provisions of this Code, as the Trust's CCO deems appropriate.

The process of requesting a waiver shall consist of the following steps:

a. The Principal Officer shall set forth a request for waiver shall be made in a timely fashion by the Trust's CCO in consultation with Trust Counsel and submitted to the Board for review and approval at the next regularly scheduled Board meeting.

b. The determination with respect to the waiver shall be made in a timely fashion by the Trust's CCO in consultation with Trust Counsel and submitted to the Board for review and approval at the next regularly scheduled Board meeting.

c. The decision with respect to the waiver requested shall be documented and kept in the Trust's records for the appropriate period mandated by applicable law or regulation.

To the extent required by applicable law, waivers (including "implicit waivers") shall be publicly disclosed on a timely basis. An "implicit waiver" is defined as the Trust's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an "executive officer" of the Trust. If a material departure from a provision of this Code is known only by the Principal Officer that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an executive officer of the Trust for purposes of deciding whether there has been an implicit waiver.

Adopted: December 17, 2025